Exhibit 3.1

AMENDED & RESTATED BYLAWS
OF
DEXCOM, INC.
(a Delaware corporation)
As amended October 22, 2024

Section 9.2.	Seal	19
Section 9.3.	Form of Records	19
Section 9.4.	Reliance Upon Books and Records	19
Section 9.5.	Certificate of Incorporation Governs	19
Section 9.6.	Severability	19
ARTICLE X AMENDMENT		19
Section 10.1.	Amendments	19
ARTICLE XI EXCLUSIVE FORUM		20
Section 11.1.	Delaware Forum	20
Section 11.2.	Exclusive Federal Forum	20

AMENDED & RESTATED BYLAWS
OF
DEXCOM, INC.
(a Delaware corporation)
ARTICLE I
STOCKHOLDERS
Section 1.1.Annual Meetings. An annual meeting of stockholders shall be held for the election of directors at such date and time as the Board of Directors shall each year fix. The meeting may be held either at a place, within or without the State of Delaware, or by means of remote communication as the Board of Directors in its sole discretion may determine. Any business properly brought before the meeting may be transacted at the annual meeting.
Section 1.2.Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by the Board of Directors, and shall be called upon the request of the Chairperson of the Board of Directors, the Chief Executive Officer, the President, the Lead Independent Director or a majority of the members of the Board of Directors. Special meetings may not be called by any other person or persons. Meetings may be held either at a place, within or without the State of Delaware, or by means of remote communication as the Board of Directors in its sole discretion may determine.
Section 1.3.Notice of Meetings. Notice of all meetings of stockholders shall be given in writing or by electronic transmission in the manner provided by law (including, without limitation, as set forth in Section 7.1(b) of these Bylaws) stating the date, time and place of the meeting (including means of remote communication as provided by the Delaware General Corporation Law, as amended (the “DGCL”), if any, by which stockholders and proxy holders may be deemed to be present in person and vote) and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law or the Certificate of Incorporation of the Corporation, such notice shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder of record entitled to vote at such meeting.
Section 1.4.Adjournments; Postponements; Cancellations. The chairperson of any meeting of stockholders shall have the power to adjourn such meeting to another time, date and place (if any). Notice need not be given of any adjourned meeting (including adjournments due to a technical failure to convene or continue the meeting by remote communication) if the time, date and place thereof (and, to the extent applicable, the means of remote communication) are announced at the meeting at which the adjournment is taken or displayed during the time scheduled for the meeting on the electronic network used for the virtual meeting, or set forth in the notice of the meeting; provided, however, that if the adjournment is for more than thirty (30) days, or if after the adjournment, a new record date is fixed for the adjourned meeting, then a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting the Corporation may transact any business that might have been transacted at the original meeting. The Board of Directors may postpone or cancel any previously scheduled special or annual meeting of stockholders at any time before or after the notice for such meeting has been sent to the stockholders, and the Corporation shall publicly announce such postponement or cancellation, including the new date, time and place of the meeting in accordance with Section 1.3.
Section 1.5.Quorum. At each meeting of stockholders, the holders of a majority of the shares of issued and outstanding stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business, unless otherwise required by applicable law. Where a separate vote by a class or classes or series is required for a matter, a majority of the shares of issued and outstanding stock of such class or classes or series entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such vote on such matter. If a quorum shall fail to attend any meeting, the chairperson of the meeting may adjourn the meeting. Shares of the Corporation’s stock belonging to the Corporation (or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation are held, directly or indirectly, by the Corporation) shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any other corporation to vote any shares of the Corporation’s stock held by it in a fiduciary capacity and to count such shares for purposes of determining a quorum.

Section 1.6.Organization. Meetings of stockholders shall be presided over by the Chairperson of the Board of Directors or such person as the Chairperson of the Board of Directors may designate, or, in the absence of such person, the Chief Executive Officer or such person as the Chief Executive Officer may designate, or, in the absence of such person, such person as may be chosen by the holders of a majority of the shares entitled to vote that are present, in person or by proxy, at the meeting. Such person shall be chairperson of the meeting and, subject to Section 1.12 hereof, shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to him or her to be in order. The Secretary of the Corporation (the “Secretary”) shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.
Section 1.7.Voting. Unless otherwise provided by applicable law, the Certificate of Incorporation of the Corporation or these Bylaws, every matter other than the election of directors shall be decided by the affirmative vote of the holders of a majority of the shares of issued and outstanding stock entitled to vote thereon that are present in person or represented by proxy at the meeting and are voted for or against the matter; provided that, where a separate vote by a class or classes or series is required for a matter, the matter be decided by the affirmative vote of the holders of a majority of the shares of issued and outstanding stock of such class or classes or series entitled to vote thereon that are present in person or represented by proxy at the meeting and are voted for or against the matter. Unless otherwise provided by applicable law or the Certificate of Incorporation of the Corporation, and subject to the provisions of Section 1.9 of these Bylaws, each stockholder shall be entitled to one (1) vote for each share of stock held by such stockholder. For purposes of these Bylaws, abstentions or shares as to which a stockholder gives no authority or discretion, including broker non-votes, will not count as votes for or against any matter, but abstentions and broker non-votes will be considered for purposes of establishing a quorum under Section 1.5.
Section 1.8.Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. Such a proxy may be prepared, transmitted and delivered in any manner permitted by applicable law. Every proxy is revocable at the pleasure of the stockholder executing it unless the proxy states that it is irrevocable and applicable law makes it irrevocable. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date no later than the time designated in the order of business for so delivering such proxies.
Section 1.9.Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. If no record date is fixed by the Board of Directors, then the record date shall be as provided by applicable law. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
Section 1.10.List of Stockholders Entitled to Vote. A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder, shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days ending on the day before the meeting date, either on a reasonably accessible electronic network as permitted by law (provided that the information required to gain access to the list is provided with the notice of the meeting) or during ordinary business hours at the principal place of business of the Corporation.
Section 1.11.Inspectors of Elections. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. The Corporation may designate one or more persons to act as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector of election, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability.
Section 1.12.Notice of Stockholder Business; Nominations.
(a)Annual Meeting of Stockholders.

(i)Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders shall be made at an annual meeting of stockholders (A) pursuant to the Corporation’s notice of such meeting, (B) by or at the direction of the Board of Directors or (C) by any stockholder of the Corporation who was a stockholder of record at the time of giving of the Solicitation Notice, as that term is defined below, provided for in this Section 1.12, who is entitled to vote at such meeting and who complies with the procedures set forth in this Section 1.12.
(ii)For nominations or proposals of business to be properly brought before an annual meeting by a stockholder pursuant to Section 1.12(a)(i)(C), such business must be a proper matter for stockholder action, and the stockholder, or the beneficial owner on whose behalf any such nomination or proposal is made, must provide the Chief Legal Officer of the Corporation with a notice setting forth (such notice, a “Solicitation Notice”): (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director (1) all information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors, or would be otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in any proxy statement for the applicable meeting as a nominee and to serving as a director if elected; (2) completed and signed questionnaires required of the Corporation’s directors (which questionnaire shall be provided by the Corporation at the request of the stockholder); (3) a statement whether such person, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board of Directors, in accordance with the Corporation’s Corporate Governance Principles for the Board of Directors; and (4) a representation that such person, if elected, would be in compliance and will comply with applicable law and all applicable corporate governance, code of conduct and business ethics, conflict of interest, corporate opportunities, confidentiality and stock ownership and trading policies and guidelines of the Corporation; (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (C) as to the stockholder giving the Solicitation Notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (1) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (2) the class and number of shares of the Corporation that are owned beneficially and held of record by such stockholder and such beneficial owner, and a representation and agreement that such stockholder will notify the Chief Legal Officer of the Corporation in writing within five (5) business days after the record date for the meeting of the class and number of shares of the Corporation that are owned beneficially and held of record by such stockholder and such beneficial owner as of such record date, (3) a description of any agreement, arrangement or understanding (whether or not in writing) with respect to the nomination or proposal between or among such stockholder and such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing including, without limitation, any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Schedule 13D under the Exchange Act (regardless of whether a Schedule 13D is required), and a representation and agreement that such stockholder will notify the Chief Legal Officer of the Corporation in writing of any such agreement, arrangement or understanding that has been entered into or is in effect as of the record date for the meeting within five (5) business days after the record date for such meeting, (4) a description of any agreement, arrangement or understanding (whether or not in writing) (including, without limitation, any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into or is in effect as of the date of such stockholder’s Solicitation Notice by, or on behalf of, such stockholder or such beneficial owner, the effect or intent of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to shares of stock of the Corporation, and a representation and agreement that such stockholder will notify the Chief Legal Officer of the Corporation in writing of any such agreement, arrangement or understanding that has been entered into or is in effect as of the record date for the meeting within five (5) business days after the record date for such meeting, (5) a description of any other agreement, arrangement or understanding (whether or not in writing) between or among such stockholder or such beneficial owner and any other person relating to acquiring, holding, voting or disposing of any shares, including the number of shares that are subject to such agreement, arrangement or understanding, and a representation and agreement that such stockholder will notify the Chief Legal Officer of the Corporation in writing of any agreement, arrangement or understanding of the type described in this clause (C)(5) that has been entered into or is in effect as of the record date for the meeting within five (5) business days after the record date for such meeting, (6) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination or proposal, and (7) a representation that such stockholder or such beneficial owner will, in the case of a proposal, deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry such proposal, or, in the case of a nomination or nominations, deliver a proxy statement and form of proxy to holders of outstanding shares of capital stock of the Corporation representing at least 67% of the voting power of shares of capital stock entitled to vote on the election of directors. The information required under clause (C)(7) of this Section 1.12(a)(ii) shall be supplemented by such stockholder or such beneficial owner and delivered to the Chief Legal Officer of the Corporation at the principal executive offices of the Corporation not less than five (5) business days prior to the meeting or any adjournment or postponement thereof, with reasonable documentary evidence (as determined by the Chief Legal Officer of the Corporation in good faith) that such stockholder and/or such beneficial owner complied with such representation under clause (C)(7) of this Section 1.12(a)(ii). Additionally, such stockholder or such beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of outstanding shares of capital stock of the Corporation representing at least 67% of the voting power of shares of capital stock entitled to vote on the election of directors. If a stockholder who submits a Solicitation Notice pursuant to this Section 1.12 no longer intends to solicit proxies in accordance with its representations contained in its Solicitation Notice, such stockholder shall inform the Corporation of this change by delivering notice thereof in writing to the Chief Legal Officer of the Corporation at the principal executive offices of the Corporation not later than two (2) business days after the occurrence of such change and such nomination or proposal shall be disregarded, notwithstanding that proxies in respect of such nomination or proposal may have been received by the Corporation.
(iii)To be timely, a Solicitation Notice must be delivered to the Chief Legal Officer of the Corporation at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred and twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, a Solicitation Notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation.
(iv)Notwithstanding anything in Section 1.12(a)(iii) to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least ninety (90) days prior to the first anniversary of the preceding year’s annual meeting (or, if the annual meeting is held more than thirty (30) days before or sixty (60) days after such anniversary date, at least ninety (90) days prior to such annual meeting), a Solicitation Notice required by this Section 1.12 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Chief Legal Officer of the Corporation at the principal executive office of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.
(b)Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of such meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of such meeting (i) by or at the direction of the Board of Directors or (ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice of the special meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 1.12 for an annual meeting; provided that, in the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the Solicitation Notice required by Section 1.12(a)(ii) shall be delivered to the Chief Legal Officer of the Corporation at the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.
(c)General.

(i)Only such persons who are nominated in accordance with the procedures set forth in this Section 1.12 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.12. Except as otherwise provided by law or these Bylaws, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any proposal for business to be brought before the meeting was made in accordance with the procedures set forth in this Section 1.12 and, if any nomination or proposal is not in compliance herewith, to declare that no vote shall be taken with respect to such defective nomination or proposal, in each case notwithstanding that proxies with respect to such nomination or proposal may have been received by the Corporation; provided, however, in the event the Corporation receives proxies for disqualified or withdrawn nominees for the Board of Directors, any votes for such disqualified or withdrawn nominees in the proxies will be treated as abstentions.
(ii)For purposes of this Section 1.12, the term “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13, 14 or 15(d) of the Exchange Act.
(iii)Notwithstanding the foregoing provisions of this Section 1.12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 1.12 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
(iv)The number of nominees a stockholder giving a Solicitation Notice or the beneficial owner, if any, on whose behalf a nomination is made may propose to nominate for election at an annual meeting shall not exceed the number of directors to be elected at such meeting.
(v)To the extent any stockholder uses its own proxy card in connection with directly or indirectly soliciting proxies from other stockholders, such proxy card must use a color other than white, which shall be reserved for exclusive use by the Board of Directors.
Section 1.13.Stockholder Nominations Included in the Corporation’s Proxy Materials
(a)Inclusion of Nominees in Proxy Statement. Subject to the provisions of this Section 1.13, if expressly requested in the relevant Nomination Notice (as defined below), the Corporation shall include in its proxy statement for any annual meeting of stockholders:
(i)the names of any person or persons nominated for election (each, a “Nominee”), which shall also be included on the Corporation’s form of proxy and ballot, by any Eligible Holder (as defined below) or group of up to twenty (20) Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board of Directors, all applicable conditions and complied with all applicable procedures set forth in this Section 1.13 (such Eligible Holder or group of Eligible Holders being a “Nominating Stockholder”);
(ii)disclosure about each Nominee and the Nominating Stockholder required under the rules of the SEC or other applicable law to be included in the proxy statement;
(iii)any statement included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement in support of each Nominee’s election to the Board (subject, without limitation, to Section 1.13(e)(ii)), if such statement does not exceed 500 words and fully complies with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9 (the “Supporting Statement”); and
(iv)any other information that the Corporation or the Board of Directors determines, in their discretion, to include in the proxy statement relating to the nomination of each Nominee, including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section 1.13 and any solicitation materials or related information with respect to a Nominee.
(v)For purposes of this Section 1.13, any determination to be made by the Board of Directors may be made by the Board of Directors, a committee of the Board of Directors or any officer of the Corporation designated by the Board of Directors or a committee of the Board of Directors, and any such determination shall be final and binding on the Corporation, any Eligible Holder, any Nominating Stockholder, any Nominee and any other person, so long as such determination is made in good faith (without any further requirements). The chairperson of any annual meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a Nominee has been nominated in accordance with the requirements of this Section 1.13 and, if not so nominated, shall direct and declare at the meeting that such Nominee shall not be considered.
(b)Maximum Number of Nominees.

(i)The Corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Nominees than that number of directors constituting the greater of (A) two (2) or (B) twenty percent (20%) of the total number of directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to this Section 1.13 (rounded down to the nearest whole number) (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by: (1) Nominees who the Board itself decides to nominate for election at such annual meeting; (2) Nominees who have been accepted for nomination and subsequently cease to satisfy, or Nominees of Nominating Stockholders that have been accepted for nomination and subsequently cease to satisfy, the eligibility requirements in this Section 1.13, as determined by the Board; (3) Nominees whose nomination is withdrawn by the Nominating Stockholder or who become unwilling to serve on the Board; and (4) the number of incumbent directors who had been Nominees with respect to any of the preceding two (2) annual meetings of stockholders and whose reelection at the upcoming annual meeting is being recommended by the Board. In addition to any reductions in the Maximum Number for a particular annual meeting pursuant to the preceding sentence, the Maximum Number shall be reduced (but not below one (1)) by the number of director candidates for whom the Chief Legal Officer of the Corporation shall have received a notice pursuant to Section 1.12 of these Bylaws that a stockholder intends to nominate a candidate for director at such annual meeting (whether or not such notice is subsequently withdrawn or made the subject of a settlement with the Corporation). In the event that one or more vacancies for any reason occurs on the Board after the deadline for submitting a Nomination Notice as set forth in Section 1.13(d) below but before the date of the annual meeting, and the Board resolves to reduce the size of the board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.
(ii)If the number of Nominees pursuant to this Section 1.13 for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Stockholder will select one Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Stockholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 1.13(d), a Nominating Stockholder or a Nominee ceases to satisfy the eligibility requirements in this Section 1.13, as determined by the Board, a Nominating Stockholder withdraws its nomination or a Nominee becomes unwilling to serve on the Board, whether before or after the mailing or other distribution of the definitive proxy statement, then the nomination shall be disregarded, and the Corporation: (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder and (2) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that a Nominee will not be included as a nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.
(c)Eligibility of Nominating Stockholder.
(i)An “Eligible Holder” is a person who has either (1) been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 1.13(c) continuously for the three (3) year period specified in Subsection (ii) below or (2) provides to the Chief Legal Officer of the Corporation, within the time period referred to in Section 1.13(d), evidence of continuous ownership of such shares for such three (3) year period from one or more securities intermediaries in a form that the Board determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).
(ii)An Eligible Holder or group of up to twenty (20) Eligible Holders may submit a nomination in accordance with this Section 1.13 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of the Corporation’s common stock throughout the three (3) year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting. Two or more funds that are (A) under common management and investment control, (B) under common management and funded primarily by a single employer, or (C) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one Eligible Holder if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the Corporation that demonstrates that the funds meet the criteria set forth in (A), (B) or (C) hereof. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 1.13, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any stockholder cease to satisfy the eligibility requirements in this Section 1.13, as determined by the Board, or withdraw from a group of Eligible Holders at any time prior to the annual meeting of stockholders, the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining members of the group.

(iii)The “Minimum Number” of shares of the Corporation’s common stock means three percent (3%) of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any quarterly or annual filing, securities registration or other filing by the Corporation with the SEC prior to the submission of the Nomination Notice.
(iv)For purposes of this Section 1.13, an Eligible Holder “owns” only those outstanding shares of the Corporation as to which the Eligible Holder possesses both:
(A)the full voting and investment rights pertaining to the shares; and
(B)the full economic interest in (including the opportunity for profit and risk of loss on) such shares;
(v)provided that the number of shares calculated in accordance with Sections 1.13(c)(iv)(A) and 1.13(c)(iv)(B) shall not include any shares: (1) purchased or sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) loaned or sold short by such Eligible Holder, (3) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (4) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates.
(vi)An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares provided that the Eligible Holder has the power to recall such loaned shares on five (5) business days’ notice, has recalled such loaned shares as of the date of the Nomination Notice and continues to hold such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board.
(vii)No Eligible Holder shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any Eligible Holder appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Nomination Notice.
(d)Nomination Notice. To nominate a Nominee, the Nominating Stockholder must, no earlier than 5:00 PM, Pacific Time on the one hundred and fiftieth (150th) day and no later than 5:00 PM, Pacific Time on the one hundred and twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting of stockholders, deliver to the Chief Legal Officer of the Corporation at the principal executive office of the Corporation all of the information and documents set forth in paragraphs (i)-(iv) below (collectively, the “Nomination Notice”); provided, however, that if (and only if) the date of the annual meeting of stockholders is more than thirty (30) days before or more than sixty (60) days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), notice by the Nominating Stockholder must be so delivered no earlier than 5:00 PM, Pacific Time on the one hundred and twentieth (120th) day prior to such annual meeting and no later than 5:00 PM, Pacific Time on the later of (A) the ninetieth (90th) day prior to such Other Meeting Date and (B) the tenth (10th) day following the day on which the Other Meeting Date is first announced or disclosed by the Corporation. In no event shall the public announcement or disclosure of an Other Meeting Date commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. For purposes of this Section 1.13, the Nomination Notice shall include the following:
(i)A Schedule 14N (or any successor form) relating to each Nominee, completed and filed with the SEC by the Nominating Stockholder as applicable, in accordance with SEC rules;
(ii)A written notice, in a form deemed satisfactory by the Board, of the nomination of each Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member):

(A)the details of any relationship that existed within the past three (3) years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;
(B)a representation and warranty that the Nominating Stockholder acquired the securities of the Corporation in the ordinary course of business and did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;
(C)a representation and warranty that each Nominee’s candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded;
(D)a representation and warranty that each Nominee:
(1)does not have any direct or indirect relationship with the Corporation that would cause the Nominee to be considered not independent pursuant to the Corporation’s Corporate Governance Guidelines as most recently published on its website and otherwise qualifies as independent under the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded;
(2)meets the audit committee and compensation committee independence requirements under the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded;
(3)is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);
(4)is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision); and
(5)is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933, as amended (the “Securities Act”) or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Nominee;
(E)a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 1.13(c) and has provided evidence of ownership to the extent required by Section 1.13(c)(i);
(F)a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 1.13(c) through the date of the annual meeting and a statement regarding the Nominating Stockholder’s intent with respect to continued ownership of the Minimum Number of shares for at least one (1) year following the annual meeting;
(G)details of any position of a Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the products produced or services provided by the Corporation or its affiliates) of the Corporation, within the three (3) years preceding the submission of the Nomination Notice;
(H)a representation and warranty that the Nominating Stockholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Rule 14a-1(l)(2)(iv)) under the Exchange Act (or any successor rules) with respect to the annual meeting, other than with respect to a Nominee or any nominee of the Board;
(I)a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Nominee at the annual meeting;
(J)if desired, a Supporting Statement; and
(K)in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;
(iii)An executed agreement, in a form deemed satisfactory by the Board, pursuant to which the Nominating Stockholder (including each group member) agrees:

(A)to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;
(B)to file any written solicitation materials with the Corporation’s stockholders relating to one or more of the Corporation’s directors or director nominees or any Nominee with the SEC, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;
(C)to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or any of its Nominees with the Corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice;
(D)to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder or any of its Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under this Section 1.13;
(E)in the event that any information included in the Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any group member), with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the Nominating Stockholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 1.13(c), to promptly (and in any event within forty-eight (48) hours of discovering such misstatement, omission or failure) notify the Chief Legal Officer of the Corporation and any other recipient of such communication of (A) the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission or (B) such failure; and
(iv)An executed agreement, in a form deemed satisfactory by the Board, by each Nominee:
(A)to provide to the Corporation all information relating to such Nominee that is required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including such Nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);
(B)to provide to the Corporation such other information and certifications, including completion of the Corporation’s director questionnaire, as it may reasonably request;
(C)at the reasonable request of the Nominating and Corporate Governance Committee, to meet with the Nominating and Corporate Governance Committee to discuss matters relating to the nomination of such Nominee to the Board, including the information provided by such Nominee to the Corporation in connection with his or her nomination and such Nominee’s eligibility to serve as a member of the Board;
(D)that such Nominee has read and agrees, if elected, to serve as a member of the Board, to adhere to the Corporation’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, Related-Party Transactions Policy and any other Corporation policies and guidelines applicable to directors; and
(E)that such Nominee is not and will not become a party to (i) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a director of the Corporation that has not been disclosed to the Corporation or (ii) any agreement, arrangement or understanding with, or any commitment or assurance to, any person or entity as to how such Nominee, if elected as a director of the Corporation, will act or vote on any issue or question, that (a) has not been disclosed to the Corporation or (b) could limit or interfere with such Nominee’s ability to comply, if elected as a director of the Corporation, with its fiduciary duties under applicable law.

(v)The information and documents required by this Section 1.13(d) to be provided by the Nominating Stockholder shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 1.13(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Chief Legal Officer of the Corporation.
(e)Exceptions.
(i)Notwithstanding anything to the contrary contained in this Section 1.13, the Corporation may omit from its proxy statement any Nominee and any information concerning such Nominee (including a Nominating Stockholder’s Supporting Statement) and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Nominee, if:
(A)the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of stockholders to present the nomination submitted pursuant to this Section 1.13, the Nominating Stockholder withdraws its nomination or the chairperson of the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this Section 1.13 and shall therefore be disregarded;
(B)the Board determines that such Nominee’s nomination or election to the Board would result in the Corporation violating or failing to be in compliance with the Corporation’s bylaws or certificate of incorporation or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of the primary stock exchange on which the Corporation’s common stock is traded;
(C)such Nominee was nominated for election to the Board pursuant to this Section 1.13 at one of the Corporation’s two preceding annual meetings of stockholders and either withdrew or became ineligible or received a vote of less than twenty five percent (25%) of the shares of common stock entitled to vote for such Nominee;
(D)such Nominee is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding within the past ten (10) years;
(E)such Nominee has been, within the past three (3) years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; or
(F)the Corporation is notified, or the Board determines, that the Nominating Stockholder or the Nominee has failed to continue to satisfy the eligibility requirements described in Section 1.13(c), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Nominee becomes unwilling or unable to serve on the Board or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or such Nominee under this Section 1.13;
(ii)Notwithstanding anything to the contrary contained in this Section 1.13, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of a Nominee included in the Nomination Notice, if the Board determines that:
(A)such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;
(B)such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person or other argumentum ad hominem; or
(C)the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation.
The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Nominee.

ARTICLE II
BOARD OF DIRECTORS
Section 2.1.Number; Qualifications. The Board of Directors shall consist of one or more members. The number of authorized directors shall be fixed from time to time by resolution of the Board of Directors. No decrease in the authorized number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Directors need not be stockholders of the Corporation.
Section 2.2.Election; Resignation; Removal; Vacancies. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, each director shall be elected to hold office for a term expiring at the next annual meeting of stockholders or until such director’s earlier death, designation or removal, as provided in the Certificate of Incorporation of the Corporation. Any director may resign at any time upon notice to the Corporation given in writing or by electronic transmission. Subject to the rights of the holders of any series of Preferred Stock, any director may be removed from the Board with or without cause by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors. Subject to the rights of the holders of any series of Preferred Stock, any vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy created by a newly created directorship shall hold office for a term expiring at the next annual meeting of stockholders or until such director’s earlier death, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director. A nominee for director shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (i) the Secretary receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for director set forth in Sections 1.12 and 1.13 of these Bylaws and (ii) such nomination has not been withdrawn by such stockholder on or before the tenth (10th) day before the Corporation first mails its notice of meeting for such meeting to the stockholders. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee.
Section 2.3.Regular Meetings. Regular meetings of the Board of Directors may be held at such places, within or without the State of Delaware, and at such times as the Board of Directors may from time to time determine. Notice of regular meetings need not be given if the date, times and places thereof are fixed by resolution of the Board of Directors.
Section 2.4.Special Meetings. Special meetings of the Board of Directors may be called by the Chairperson of the Board of Directors, the President, the Lead Independent Director or a majority of the members of the Board of Directors then in office and may be held at any time, date or place, within or without the State of Delaware, as the person or persons calling the meeting shall fix. Notice of the time, date and place of such meeting shall be given, orally, in writing or by electronic transmission (including electronic mail), by the person or persons calling the meeting to all directors at least four (4) days before the meeting if the notice is mailed, or at least twenty-four (24) hours before the meeting if such notice is given by telephone, hand delivery, electronic mail or other means of electronic transmission. Unless otherwise indicated in the notice, any and all business may be transacted at a special meeting.
Section 2.5.Remote Meetings Permitted. Members of the Board of Directors, or any committee of the Board, may participate in a meeting of the Board or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to conference telephone or other communications equipment shall constitute presence in person at such meeting.
Section 2.6.Quorum; Vote Required for Action. At all meetings of the Board of Directors a majority of the total number of authorized directors shall constitute a quorum for the transaction of business. Except as otherwise provided herein or in the Certificate of Incorporation of the Corporation, or required by law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.
Section 2.7.Organization. Meetings of the Board of Directors shall be presided over by the Chairperson of the Board of Directors, or in such person’s absence by the Lead Independent Director, or in such person’s absence by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.8.Written Action by Directors. Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee, respectively. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section 2.9.Powers. The Board of Directors may, except as otherwise required by law or the Certificate of Incorporation of the Corporation, exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
Section 2.10.Compensation of Directors. Directors, as such, may receive, pursuant to a resolution of the Board of Directors, fees and other compensation for their services as directors, including without limitation their services as members of committees of the Board of Directors.
ARTICLE III
COMMITTEES
Section 3.1.Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting of such committee who are not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in a resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval or (ii) adopting, amending or repealing any bylaw of the Corporation.
Section 3.2.Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these Bylaws.
Adequate provision shall be made for notice to members of all meetings, and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
ARTICLE IV
OFFICERS
Section 4.1.Generally. The officers of the Corporation shall consist of a Chief Executive Officer and/or a President, one or more Vice Presidents, a Secretary, a Treasurer and such other officers, including a Chairperson of the Board of Directors and/or Chief Financial Officer, as may from time to time be appointed by the Board of Directors. All officers shall be elected by the Board of Directors. Each officer shall hold office until such person’s successor is elected and qualified or until such person’s earlier resignation or removal. Any number of offices may be held by the same person. Any officer may resign at any time upon written notice to the Corporation. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled by the Board of Directors.
Section 4.2.Chief Executive Officer. Subject to the control of the Board of Directors and such supervisory powers, if any, as may be given by the Board of Directors, the powers and duties of the Chief Executive Officer of the Corporation are:
(a)To act as the general manager and, subject to the control of the Board of Directors, to have general supervision, direction and control of the business and affairs of the Corporation;
(b)To preside at all meetings of the stockholders;
(c)To call meetings of the stockholders to be held at such times and, subject to the limitations prescribed by law or by these Bylaws, at such places as he or she shall deem proper; and

(d)To affix the signature of the Corporation to all deeds, conveyances, mortgages, guarantees, leases, obligations, bonds, certificates and other papers and instruments in writing which have been authorized by the Board of Directors or which, in the judgment of the Chief Executive Officer, should be executed on behalf of the Corporation; to sign certificates for shares of stock of the Corporation; and, subject to the direction of the Board of Directors, to have general charge of the property of the Corporation and to supervise and control all officers, agents and employees of the Corporation.
The President shall be the Chief Executive Officer of the Corporation unless the Board of Directors shall designate another officer to be the Chief Executive Officer. If there is no President, and the Board of Directors has not designated any other officer to be the Chief Executive Officer, then the Chairperson of the Board of Directors shall be the Chief Executive Officer.
Section 4.3.Chairperson of the Board. The Chairperson of the Board of Directors shall have the power to preside at all meetings of the Board of Directors and shall have such other powers and duties as provided in these Bylaws and as the Board of Directors may from time to time prescribe.
Section 4.4.Lead Independent Director. The Board may, in its discretion elect a Lead Independent Director from among its members that are “Independent Directors” (as defined below). He or she shall preside at all meetings at which the Chairperson of the Board is not present and shall exercise such other powers and duties as may from time to time be assigned to him or her by the Board or as prescribed by these Bylaws. For purposes of these Bylaws, “Independent Director” has the meaning ascribed to such term under the rules of The NASDAQ Stock Market or other stock exchange upon which the Corporation’s common stock is primarily traded.
Section 4.5.President. The President shall be the Chief Executive Officer of the Corporation unless the Board of Directors shall have designated another officer as the Chief Executive Officer of the Corporation. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, and subject to the supervisory powers of the Chief Executive Officer (if the Chief Executive Officer is an officer other than the President), and subject to such supervisory powers and authority as may be given by the Board of Directors to the Chairperson of the Board of Directors, and/or to any other officer, the President shall have the responsibility for the general management the control of the business and affairs of the Corporation and the general supervision and direction of all of the officers, employees and agents of the Corporation (other than the Chief Executive Officer, if the Chief Executive Officer is an officer other than the President) and shall perform all duties and have all powers that are commonly incident to the office of President or that are delegated to the President by the Board of Directors.
Section 4.6.Vice President. Each Vice President shall have all such powers and duties as are commonly incident to the office of Vice President, or that are delegated to him or her by the Board of Directors or the Chief Executive Officer. A Vice President may be designated by the Board to perform the duties and exercise the powers of the Chief Executive Officer in the event of the Chief Executive Officer’s absence or disability.
Section 4.7.Chief Financial Officer. The Chief Financial Officer shall be the Treasurer of the Corporation unless the Board of Directors shall have designated another officer as the Treasurer of the Corporation. Subject to the direction of the Board of Directors and the Chief Executive Officer, the Chief Financial Officer shall perform all duties and have all powers that are commonly incident to the office of Chief Financial Officer.
Section 4.8.Treasurer. The Treasurer shall have custody of all monies and securities of the Corporation. The Treasurer shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions. The Treasurer shall also perform such other duties and have such other powers as are commonly incident to the office of Treasurer, or as the Board of Directors or the Chief Executive Officer may from time to time prescribe.
Section 4.9.Secretary. The Secretary shall issue or cause to be issued all authorized notices for, and shall keep, or cause to be kept, minutes of all meetings of the stockholders and the Board of Directors. The Secretary shall have charge of the corporate minute books and similar records and shall perform such other duties and have such other powers as are commonly incident to the office of Secretary, or as the Board of Directors or the Chief Executive Officer may from time to time prescribe.
Section 4.10.Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.
Section 4.11.Removal. Any officer of the Corporation shall serve at the pleasure of the Board of Directors and may be removed at any time, with or without cause, by the Board of Directors. Such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation.

ARTICLE V
STOCK
Section 5.1.Certificates. Shares of stock of the Corporation shall be represented by certificates in such form as the officers of the Corporation may from time to time prescribe or shall be uncertificated. If shares of stock of the Corporation are represented by certificates, then such certificates shall be numbered and registered, shall exhibit the holder’s name and the number of shares, and shall be signed by or in the name of the Corporation by the Chairperson or Vice-Chairperson of the Board of Directors, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation. Any or all of the signatures on the certificate may be a facsimile. At all times that the Corporation’s stock is listed on a U.S. national securities exchange, (a) the shares of stock of the Corporation shall comply with all direct registration system eligibility requirements established by such exchange, including, without limitation, any requirement that shares of stock of the Corporation be eligible for issue in book-entry form, and (b) all issuances and transfers of shares of stock of the Corporation shall be entered on the books of the Corporation with all information necessary to comply with such direct registration system eligibility requirements, including the name and address of the person to whom the shares of stock are issued, the number of shares of stock issued and the date of issue.
Section 5.2.Lost, Stolen or Destroyed Stock Certificates. Except as provided in this Section 5.2, no new certificate of stock in the Corporation shall be issued in place of any certificate previously issued by the Corporation, alleged to have been lost, stolen or destroyed. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to agree to indemnify the Corporation and/or to give the Corporation a bond sufficient to indemnify it, against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
Section 5.3.Other Regulations. The issue, transfer, conversion and registration of shares of stock of the Corporation shall be governed by such other regulations as the Board of Directors may establish in both the certificated and uncertificated forms.
ARTICLE VI
INDEMNIFICATION
Section 6.1.Indemnification of Officers and Directors. Each person who was or is made a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person (or a person of whom such person is the legal representative), is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, provided such person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of such person’s heirs, executors and administrators. Notwithstanding the foregoing, the Corporation shall indemnify any such person seeking indemnity in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation, or if such indemnification is authorized by an agreement approved by the Board of Directors.
Section 6.2.Advance of Expenses. The Corporation shall pay all expenses (including attorneys’ fees) incurred by such a director or officer in defending any such Proceeding as they are incurred in advance of its final disposition; provided, however, that if the DGCL then so requires, the payment of such expenses incurred by such a director or officer in advance of the final disposition of such Proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Article VI or otherwise; and provided, further, that the Corporation shall not be required to advance any expenses to a person against whom the Corporation directly brings a claim, in a Proceeding, alleging that such person has breached such person’s duty of loyalty to the Corporation, committed an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, or derived an improper personal benefit from a transaction.

Section 6.3.Non-Exclusivity of Rights. The rights conferred on any person in this Article VI shall not be exclusive of any other right that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation of the Corporation, Bylaw, agreement, vote or consent of stockholders or disinterested directors, or otherwise. Additionally, nothing in this Article VI shall limit the ability of the Corporation, in its discretion, to indemnify or advance expenses to persons whom the Corporation is not obligated to indemnify or advance expenses pursuant to this Article VI.
Section 6.4.Indemnification Contracts. The Board of Directors is authorized to cause the Corporation to enter into indemnification contracts with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing indemnification rights to such person. Such rights may be greater than those provided in this Article VI.
Section 6.5.Effect of Amendment. Any amendment, repeal or modification of any provision of this Article VI shall be prospective only, and shall not adversely affect any right or protection conferred on a person pursuant to this Article VI and existing at the time of such amendment, repeal or modification.
ARTICLE VII
NOTICES
Section 7.1.Notice.
(a)Except as otherwise specifically provided in these Bylaws (including, without limitation, Section 7.1(b) below) or required by law, all notices required to be given pursuant to these Bylaws shall be in writing and may in every instance be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by overnight express courier, electronic mail or other means of electronic transmission. Any such notice shall be addressed to the person to whom notice is to be given at such person’s address as it appears on the records of the Corporation. The notice shall be deemed given (i) in the case of hand delivery, when received by the person to whom notice is to be given or by any person accepting such notice on behalf of such person, (ii) in the case of delivery by mail, upon deposit in the mail, (iii) in the case of delivery by overnight express courier, when dispatched, and (iv) in the case of delivery via electronic mail or other means of electronic transmission, when dispatched.
(b)Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation of the Corporation, or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Chief Legal Officer of the Corporation. Any such consent shall be deemed revoked if (i) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (ii) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given pursuant to this Section 7.1(b) shall be deemed given: (i) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (ii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iii) if by any other form of electronic transmission, when directed to the stockholder.
(c)An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given in writing or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
Section 7.2.Waiver of Notice. Whenever notice is required to be given under any provision of these Bylaws, a written waiver of notice, signed by the person entitled to notice, or waiver by electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any waiver of notice.

ARTICLE VIII
INTERESTED DIRECTORS
Section 8.1.Interested Directors; Quorum. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof that authorizes the contract or transaction, or solely because such director’s or officer’s votes are counted for such purpose, if: (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum; (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.
ARTICLE IX
MISCELLANEOUS
Section 9.1.Fiscal Year. The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.
Section 9.2.Seal. The Board of Directors may provide for a corporate seal, which shall have the name of the Corporation inscribed thereon and shall otherwise be in such form as may be approved from time to time by the Board of Directors.
Section 9.3.Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on or by means of, or be in the form of, any information storage device or method or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to any provision of the DGCL.
Section 9.4.Reliance Upon Books and Records. A member of the Board of Directors or a member of any committee designated by the Board of Directors shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.
Section 9.5.Certificate of Incorporation Governs. In the event of any conflict between the provisions of the Certificate of Incorporation of the Corporation and Bylaws, the provisions of the Certificate of Incorporation of the Corporation shall govern.
Section 9.6.Severability. If any provision of these Bylaws shall be held to be invalid, illegal, unenforceable or in conflict with the provisions of the Certificate of Incorporation of the Corporation, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of these Bylaws (including without limitation, all portions of any section of these Bylaws containing any such provision held to be invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation of the Corporation, that are not themselves invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation of the Corporation) shall remain in full force and effect.
ARTICLE X
AMENDMENT
Section 10.1.Amendments. Stockholders of the Corporation holding a majority of the Corporation’s outstanding voting stock then entitled to vote at an election of directors shall have the power to adopt, amend or repeal Bylaws. To the extent provided in the Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation shall also have the power to adopt, amend or repeal Bylaws of the Corporation.

ARTICLE XI
EXCLUSIVE FORUM
Section 11.1.Delaware Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (c) any action asserting a claim against the Corporation or any director, officer, stockholder, employee or agent of the Corporation arising pursuant to any provision of the DGCL, the Certificate of Incorporation of the Corporation or these Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; (d) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or these Bylaws; or (e) any action asserting a claim against the Corporation or any director, officer, stockholder, employee or agent of the Corporation governed by the internal affairs doctrine.
Section 11.2.Exclusive Federal Forum. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.